Exhibit 10.26
December 11, 2025

Mr. R. Andrew Clyde
Via E-mail

Dear Andrew:

This letter (this “Letter Agreement”) between you, Clyde Advisory LLC (the “Advisor Entity”) and Murphy USA Inc. (“MUSA” and, together with its subsidiaries and affiliates, the “Company”) sets forth the terms and conditions relating to your retirement from the Company and transition to service as a non-employee advisor to the Company.

1.Retirement and Transition.

(a)You and the Company hereby agree that your employment as Chief Executive Officer of the Company and your service as a member of the Board of Directors of MUSA (the “Board”) will cease on December 31, 2025 and you will thereafter continue employment with the Company as a non-executive employee through February 28, 2026 (such date, the “Transition Date”). Effective as of the Transition Date, you will retire from employment with the Company, and your service in your capacity as an employee, officer, director, benefit plan trustee or fiduciary or otherwise with respect to the Company will thereupon terminate. You agree to execute any such additional documents reasonably requested by the Company as may be necessary to evidence the foregoing terminations, and you otherwise agree to cooperate with the Company in effecting an orderly, smooth, and efficient transition of your duties and responsibilities to your successor upon the Transition Date.

(b)From the date of this Letter Agreement through the Transition Date (the “Transition Period”), you will continue to receive the same base salary and employee benefits currently in effect as of the date hereof (subject to the terms and conditions of any applicable compensation or employee benefit plans as in effect from time to time); provided however, your right to use of the Company aircraft for both business and personal travel shall cease on December 31, 2025. For the sake of clarity, during the Transition Period (i) you shall remain eligible to receive your annual bonus payment for 2025 that is earned under the Murphy USA, Inc. 2019 Annual Incentive Plan (as amended and restated, the “AIP”) in accordance with the terms thereof and (ii) your outstanding Equity Awards (as defined below) will remain outstanding and eligible to continue to vest in accordance with their existing terms and conditions.

(c)Notwithstanding anything to the contrary herein or pursuant to Equity Plans (as defined below) or the terms of the AIP, during the Transition Period, you agree and acknowledge that you shall not be entitled to receive (i) any additional grants of equity incentive awards under the Equity Plans (including any 2026 annual equity incentive awards) and (ii) payment of any portion of your annual cash bonus for 2026 under the AIP (including any prorated portion thereof). For the sake of clarity, you agree and acknowledge that you will not be entitled to participate in, or receive any payments under, the AIP for the 2026 performance year.

(d)Notwithstanding anything to the contrary herein, you and the Company agree and acknowledge that your retirement from employment and transition to status as a non-employee advisor on the Transition Date (as described in Section 2 below) shall constitute a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue

Code of 1986, as amended (the “Code”). Accordingly, your accrued account balance under the Murphy USA, Inc. Supplemental Executive Retirement Plan (as amended and restated, the “SERP”) shall thereupon become payable to you upon the Transition Date, which such amounts shall be paid to you in accordance with, and subject to the terms and conditions of the SERP (including as to timing of payment).

2.Advisory Services.

(a)In consideration for the payments set forth in this Letter Agreement (including Section 3 hereof), during the period commencing immediately following the Transition Date and ending on February 28, 2027 (or such earlier date as determined pursuant to this Section 2) (the “Advisory Period”), you shall provide services to the Company through the Advisor Entity as a non-employee advisor, providing such transition and advisory services to the Company as may be reasonably requested by the Company from time to time during the Advisory Period (the “Advisory Services”). The Advisory Period may be terminated by the parties upon mutual written agreement or by the Company upon your breach of the Continuing Obligations (as defined below). You acknowledge and agree that your status and the status of Advisor Entity with the Company shall at all times during the Advisory Period be that of an independent contractor, and that neither you nor the Advisor Entity may, at any time, act as a representative for or on behalf of the Company. You and the Advisor Entity shall be solely responsible for the payment of any federal, state or local income or payroll taxes owed by you or the Advisor Entity solely due to the receipt of consideration for providing services as an advisor under this Letter Agreement. You shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of the Company during the Advisory Period (except in your capacity as a former employee).

(b)In consideration of the Advisory Services hereunder, the Company shall pay to Advisor Entity a consulting fee at the rate of $1,375,000 per annum (the “Consulting Fee”), which shall be payable in equal monthly installments in arrears within 30 days following the last day of the applicable month during the Advisory Period.

3.Treatment of Equity Awards.

(a)You have previously received awards of stock options (“Options”), time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) under the Murphy USA, Inc. 2013 Long-Term Incentive Plan or the Murphy USA, Inc. 2023 Omnibus Incentive Plan (collectively, the “Equity Plans”). The outstanding Options, RSUs and PSUs held by you as of the date hereof are collectively referred to as your “Equity Awards”. Except as provided in Sections 3(b) and 3(c) below, during the Advisory Period, and in accordance with the existing terms of the Equity Plans, your Equity Awards shall remain outstanding, exercisable and eligible to be earned and vest in accordance with their existing terms and conditions based on your continued provision of the Advisory Services during the Advisory Period (and, in the case of PSUs, subject to actual achievement of the applicable performance conditions during the applicable performance periods). To the extent such Equity Awards become earned and vested, such Equity Awards shall be paid to you on the same schedule as set forth in the existing terms of such awards. For the sake of clarity, the existing two (2) year post-termination exercisability period (“PTEP”) applicable to your outstanding Options shall not commence until the Advisory Period expires.

(b)Notwithstanding anything to the contrary herein, in accordance with the existing terms of your outstanding RSUs, your retirement from employment and transition to status as a non-employee advisor on the Transition Date shall constitute a “separation from service” under Section 409A thereby resulting in the acceleration and full vesting of your outstanding awards of RSUs effective as of the Transition Date. The RSUs will thereafter be settled at such times and according to such terms as set forth in the applicable Equity Plan and the applicable award governing such RSUs thereunder.

(c)In accordance with the existing terms of your Equity Awards, your termination of service with the Company upon the termination or expiration of the Advisory Period for any reason shall be treated as a “retirement” for purposes of the Equity Plans and your outstanding Equity Awards will be treated in accordance with the terms of the applicable Equity Plan and award agreement (for the avoidance of doubt, in the case of PSUs, subject to actual achievement of the applicable performance conditions during the applicable performance periods). For the sake of clarity, the PTEP applicable to your Options shall thereupon commence and shall expire on the earlier of (i) the two (2) year anniversary of the date of the expiration or termination of the Advisory Period and (ii) the seven (7) year anniversary of the date of grant of such Options.

4.No Further Payments or Benefits. You agree that, other than the payments and benefits set forth in Sections 1(b) and 3 of this Letter Agreement, you are not entitled to receive any further compensation or benefits from the Company (including any salary, bonus or incentive compensation, leave, severance or separation pay, or any other compensation or benefits of any kind). You further agree and acknowledge that, neither in connection with your cessation of employment as the Company’s Chief Executive Officer on December 31, 2025 nor your termination of employment on the Transition Date or your termination of service upon the end of the Advisory Period shall in any case entitle you to any payments of benefits under the Severance Protection Agreement by and between you and MUSA, dated as of August 20, 2013 (as amended, the “SPA”).

5.Release of Claims.

(a)Subject to Section 10 of this Letter Agreement, in consideration for receiving the benefits described in this Letter Agreement, and to the fullest extent permitted by applicable law, you hereby release and forever discharge the “Releasees” hereunder, the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to your employment or termination of your employment by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate your employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Arkansas Equal Pay Act, the Arkansas Minimum

Wage Act, and the Arkansas Civil Rights Act of 1993. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims (i) to accrued or vested benefits you may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (ii) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company or (iii) to any Claims which cannot be waived by an employee under applicable law.

(b)You hereby agree to re-affirm your waiver and release of claims set forth in Section 5(a) on the Transition Date by signing the second signature line hereto (the “Bring-Down Release”). You may revoke the Bring-Down Release after signing it by delivering a written notice of your decision to revoke to the Company within seven (7) calendar days after the Transition Date. You understand that this Bring-Down Release and your right to receive the payments and benefits set forth in this Agreement (including as set forth in Section 3) shall be forfeited in its entirety if you fail to execute and return the Bring-Down Release or if you revoke your execution of the Bring-Down Release within such seven (7) calendar day period. You acknowledge and agree that this Bring-Down Release shall become effective on the first day after the seven (7) calendar day revocation period.

6.Restrictive Covenants.

(a)Confidentiality. Subject to Section 10 hereof, you will not at any time, except with the prior written consent of the Company, directly or indirectly, disclose or reveal to any person, entity or other organization (other than the Company or its employees, officers, directors or agents), or use for your own benefit or the benefit of any other person or any other entity, any Confidential Information (as defined below) obtained by or provided to you at any time during your employment of the Company or your provision of Advisory Services to the Company. For purposes of this Agreement, “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates, (ii) any information of the Company or any of its subsidiaries or affiliates that gives the Company or any of its subsidiaries or affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information of the Company or any of its subsidiaries or affiliates the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of the Company or any of its subsidiaries or affiliates and (iv) any trade secrets of the Company or any of its subsidiaries or affiliates. Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third-party that has been entrusted to the Company or any of its subsidiaries or affiliates. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of an impermissible disclosure by you, or at your direction or is provided to you by an independent third-party that is under no obligation of confidentiality to the Company with respect to such information.

(b)Non-competition. During your employment and for a period of 18 months following the Transition Date (for the sake of clarity, regardless of the actual length of the Advisory Period) (the “Restricted Period”), you will not, without the Company’s express written consent, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor (as defined below) anywhere in the United States or in any non U.S. jurisdiction in which the Company is engaged or plans to engage in business as of the Transition Date; provided, however, that you will be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares. For purposes of this Letter Agreement, “Competitor” means any company, other entity or association or individual that directly or indirectly is (i) engaged in the business of retail gasoline sales, (ii) a significant customer, supplier or vender of the Company or (iii) any other business in which the Company or any of its subsidiaries is engaged as of the Transition Date.

(c)Non-solicitation. During your employment and during the Restricted Period, you will not, without the Company’s express written consent, directly or indirectly, solicit, induce or attempt to induce any employees, agents or consultants of the Company or its subsidiaries or affiliates to do anything from which you are restricted by reason of this Letter Agreement nor will you, directly or indirectly, solicit, induce or aid others to solicit or induce any employees, agents or consultants of the Company or any of its subsidiaries or affiliates to terminate their employment or engagement with the Company or any of its subsidiaries or affiliates and/or to enter into an employment, agency or consultancy relationship with you or any other person or entity with whom you are affiliated.

7.Continuing Obligations. From and after the Transition Date, you will remain bound by, and you agree to comply with, your restrictive covenant obligations set forth in this Letter Agreement and any other restrictive covenant agreements or arrangements entered into between you and the Company (collectively, the “Continuing Obligations”).

8.Company Property. Subject to Section 10 below, you represent that at the end of the Advisory Period, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

9.Cooperation. Subject to Section 10 below, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company or otherwise. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

10.Preservation of Rights.

(a)You acknowledge and agree that nothing contained in this Letter Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf.

(b)Nothing in this Letter Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and, subject to subsection (a) above, nothing in this Letter Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Letter Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
(c)Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.
11.Taxes. All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings, as determined by the Company.
12.Section 409A. The intent of the parties is that payments and benefits under this Letter Agreement comply with, or be exempt from Section 409 and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance with Section 409A; provided, that the Company does not guarantee to you any particular tax treatment with respect to this Letter Agreement and any payments hereunder.
13.Severability. If any term of this Letter Agreement is held to be invalid, void or unenforceable, the remainder of this Letter Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
14.Governing Law. This Letter Agreement will be construed and interpreted in accordance with the laws of the State of Arkansas.
15.Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
16.Amendments. This Letter Agreement may be amended or modified only by a written instrument signed by you and a duly authorized representative of the Company.
17.Counterparts. This Letter Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
18.Consideration and Revocation Periods. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Letter Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. You understand and agree that you may sign this Agreement less than twenty-one (21) days from its receipt from the Company, and you agree that such execution will represent your knowing waiver of such twenty-one (21) day consideration period. The Company hereby advises you to discuss this Letter Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Letter Agreement by delivering a copy of the Letter Agreement signed by you to me within twenty-one (21) days from the day you receive the Letter Agreement. You may revoke your acceptance of the Letter Agreement for a period of seven (7) days after signing the Letter Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Letter Agreement, it will be effective on the eighth (8th) day after you sign it (“Effective Date”). If you do not execute, or if you revoke your acceptance of, this Letter Agreement (or, as set forth in Section 5(b), the Bring-Down Release), you will not be entitled to the benefits listed in this Letter Agreement (including Section 3 above). You agree that you have carefully read this Letter Agreement, fully understand what it means, and are entering into it voluntarily without duress, coercion, fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day consideration period.

[Signature page to follow]

Please indicate your agreement with the above terms by signing below.

Very truly yours,

/s/ Greg Smith

Greg Smith General Counsel Murphy USA Inc.

I agree to the terms of this Letter Agreement.

/s/ R. Andrew Clyde

R. Andrew Clyde Dated: 12/11/2025

/s/ R. Andrew Clyde

Clyde Advisory LLC Dated: 12/11/2025

BRING DOWN RELEASE I hereby reaffirm my agreement to the terms of this Letter Agreement, effective as of the Transition Date.

R. Andrew Clyde Dated: